BNP RESIDENTIAL PROPERTIES, INC.
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
          Chairman
          Tel:  (704) 944-0100
          Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

                 BNP RESIDENTIAL PROPERTIES, INC. ANNOUNCES THE
                      ACQUISITION OF THE TIMBERS APARTMENTS

Charlotte, North Carolina
October 31, 2005

BNP Residential Properties, Inc. (AMEX: BNP) today announced the acquisition of The Timbers Apartments located in Richmond, Virginia, for a contract purchase price of $22,450,000. The 27 acre property contains 240 one, two and three bedroom apartment homes. The property also includes a swimming pool, fitness center and two tennis courts.

This purchase was funded using the remaining proceeds from the October 21, 2005, sale of Savannah Shores Apartments through a tax-deferred exchange under Section 1031 of the Internal Revenue Service code. The balance of the purchase price was provided by the issuance of a $17,300,000 note payable with Wachovia Bank, National Association. This note bears interest at a fixed rate of 5.45%, with interest only payable for ten years. It matures in November 2015.

Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following the acquisition announced today, the Company owns and operates 30 apartment communities containing a total of 7,945 units, and serves as general partner of partnerships that own 3 communities with 713 units. In addition to the apartment properties, the Company owns 40 properties that are leased on a triple net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.


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